                                                                      EXHIBIT 21

                     LIST OF SUBSIDIARIES OF THE REGISTRANT


                                  STATE OR JURISDICTION
NAME OF SUBSIDIARY                  OF INCORPORATION              D/B/A
------------------                ---------------------           -----
Home Depot U.S.A., Inc.                 Delaware           The Home Depot
                                                           EXPO Design Center
                                                           Villager's Hardware

Home Depot of Canada, Inc.              Ontario            The Home Depot Canada

HD Development of Maryland, Inc.        Maryland

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of Regulation SK under the Securities Exchange Act of 1934, as amended.